Exhibit 10.3

FABRINET (CAYMAN)

A CAYMAN ISLANDS CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of May 25, 2015 by and between FABRINET (CAYMAN), a company formed under the laws of the Cayman Islands (“Employer” or “Fabrinet”), and DAVID T. MITCHELL (“Employee”).

R E C I T A L S:

A. Employee, the founding shareholder of Employer, possesses skill, experience, and knowledge in the executive management and operation of business enterprises and desires to be employed by Employer.

B. Employer is engaged in the business of providing contract manufacturing services to businesses, and desires to engage the services of Employee as its chief executive officer.

C. This Agreement amends and restates, in its entirety, that certain Employment Agreement the Employer and Employee previously entered into, effective as of January 1, 2000 and subsequently amended on December 29, 2008 (the “Prior Agreement”), in order to reflect certain agreement changes to the terms of the Prior Agreement between the Employer and Employee.

D. NOW, THEREFORE, in consideration of the mutual terms, promises, and conditions set forth in this Agreement, the parties agree as follows:

1.	EMPLOYMENT AND DUTIES.

a. Employer previously hired Employee as its Chief Executive Officer, and Employee accepted that employment. Employee shall have all of the obligations, duties, and responsibilities customary for such a position, subject to the policies and directives of Employer’s Board of Directors (the “Board”) who shall have the final authority for determining the nature and scope of Employee’s duties.

b. During his employment, Employee shall devote his full energies, abilities, and professional time to the performance of his duties under this Agreement and pursuant to the provisions hereof shall not, without Employer’s prior written consent, render services to others of any kind for compensation or engage in any other business activity which would be competitive with or interfere with the performance of Employee’s duties under this Agreement.

2.	TERM OF EMPLOYMENT.

The term of employment under this Agreement commenced as of January 1, 2000, and continues through and including March 2, 2022, unless extended by mutual agreement or terminated earlier pursuant to the provisions of Section 5 (the “Term”).

3.	COMPENSATION AND BENEFITS.

a. Base Salary. Commencing as of July 1, 2014, Employer shall pay Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $700,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Employer. Such base salary shall be subject to review each year for possible increase by the Board, but shall in no event be decreased from its then-existing level during the term of this Agreement.

b. Bonus Compensation. In addition to base salary, subject to the Board’s approval, Employee shall be eligible to participate in Fabrinet’s Executive Incentive Plan, with a target bonus of One Hundred Twenty Percent (120%) of Employee’s base salary with respect to each fiscal year of Fabrinet. Any target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee of the Board determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the end of the applicable target bonus performance period.

c. Stock Options and RSUs. Provided that Employee continues to be employed by Employer, Employee shall be eligible, at the discretion of the board of directors of Employer, to receive grants of options to acquire ordinary shares of Employer pursuant to the terms and conditions of Employer’s 2010 Performance Incentive Plan. Stock options granted to Employee shall vest over a four year period and shall be governed by the terms of the 2010 Performance Incentive Plan and any award agreement thereunder. In addition, provided that Employee continues to be employed by Employer, Employee shall be eligible, at the discretion of the board of directors of Employer, to receive grants of restricted stock units (RSUs) pursuant to the terms and conditions of Employer’s 2010 Performance Incentive Plan and any award agreement thereunder; provided, however, that any RSUs granted to Employee after February 20, 2017 shall vest over a period no longer than two years following the applicable date of grant.

d. Other Benefits.

(1) The Employee shall be eligible to participate in any benefit plan made generally available to senior executives of Employer, including any such pension plan, hospitalization plan, medical and dental service plan, disability plan, life insurance plan, death benefit plan, 401(k) plan, retirement plan or any other employee benefit plan, which may be in effect at any time or from time to time during the Employee’s employment under this Agreement, subject to the amendment or termination of any such plan or benefit. During the Term, the Employer’s hospitalization plan, medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Employee’s dependents, including his spouse and minor children. Commencing January 1, 2000, and continuing until such time as the

Employee becomes eligible for coverage under the Employer’s group health insurance plan, Employer shall make (or reimburse Employee for) the premium payments necessary to permit the Employee to continue group health insurance coverage for the Employee and his eligible dependents under Blue Cross/Blue Shield and to continue his current disability policy until coverage under Employer’s policy begins.

(2) Within such time as prescribed by the Employer, from time to time and upon presentation of receipts by the Employee, the Employer shall reimburse the Employee for all reasonable travel (including food and lodging), entertainment and other similar business expenses incurred by him in the performance of his duties hereunder in accordance with the Employer’s policies regarding such expenses. The Employer will reimburse the Employee in the amount of $2,500 per month, upon receipt of an invoice for such amount from Employee, for reasonable expenses incurred by the Employee in equipping, maintaining and operating a phone, fax and computer for the equivalent of an at-home office, payable in accordance with the Employer’s policies regarding such expenses.

(3) The Employee shall be entitled to reasonable vacations as may be consistent with the generally applicable vacation policies of the Employer, but in no event less than six (6) weeks of paid vacation per year.

(4) Provided that Employee’s employment with the Employer continues through and on February 20, 2017, the Employee shall become 100% vested on February 20, 2017 in any outstanding restricted stock, RSUs, stock appreciation rights, phantom stock or other equity based awards granted to the Employee by the Employer, which have not previously fully vested.

e. Indemnification. In connection with any threatened, pending or completed claim, demand, liability, action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative, or any appeal therefrom, whether by or in the right of Employer or otherwise, arising out of or relating to the fact that Employee is or was a director, officer, employee or agent of Employer, or is or was serving at the request of Employer in any such role for any other corporation or entity, or by reason of anything done or not done by the Employee in any such capacity, Employer hereby expressly agrees and shall indemnify and hold Employee harmless, to the fullest extent authorized by law, against any and all expenses (including, without limitation, attorneys’ fees and all other costs, expenses or obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any such matter), damages, judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith, except where such claim or action results from the Employee’s willful misconduct or gross negligence. In the event that both Employee and Employer are made a party to the same action, complaint, suit, arbitration or proceeding, Employee shall be entitled to engage separate legal counsel and, except where such claim or action results from the Employee’s willful misconduct or gross negligence, Employer shall pay all costs, expenses or obligations paid or incurred in connection with such separate legal counsel. Further, while Employee agrees at all times to use Employee’s best efforts to discharge faithfully his duties under this Agreement, Employee cannot be held liable to Employer for a breach of his duty of care, acts or omissions made in good faith where Employee has not exhibited willful misconduct, gross neglect or performed criminal or fraudulent acts. Employer shall promptly pay (or advance to

Employee, to the fullest extent authorized by law) on behalf of and for Employee, upon presentation of invoices, any and all amounts for which indemnification is provided under this Section 3(e). In addition, Employer shall purchase and maintain directors’ and officers’ liability insurance in an amount and in a form customarily held by companies situated similarly to Employer, and Employee shall be a beneficiary of such policy or policies. Notwithstanding any statement contained in this Agreement to the contrary, the obligations of Employer set forth in this Section 3(e) shall survive any termination or expiration of this Agreement.

4.	NON-SOLICITATION, CONFIDENTIALITY AND TRADE SECRETS.

a. The Employee acknowledges that (i) the principal business of the Employer (which expressly includes for purposes of this Section 4, its successors and assigns) is the manufacture of electronic and mechanical components for use in the assembly of disk drives and other electronic components (such businesses, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Employer’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Employer’s Business is national and international in scope; (iii) the Employee’s work for the Employer has given and will continue to give him access to the confidential affairs and proprietary information of the Employer; (iv) the covenants and agreements of the Employee contained in this Section 4 are essential to the business and goodwill of the Employer; and (v) the Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Section 4. Accordingly, the Employee covenants and agrees that:

(i) During the Term, the Employee will disclose to the Employer, and the Employer shall maintain such disclosure in confidence to the extent required by Section 2871 of the California Labor Code, as amended (the “CLC”), all information, ideas, discoveries, inventions, trade secrets and other intangibles developed by the Employee, either individually or with others, which relate, directly or indirectly, to the business of the Employer, including without limitation any process, method, operation, product, service or any improvements thereof, whether or not conceived or developed during the Employee’s working hours, and with respect to which the equipment, supplies, facilities or confidential information of the Employer or its affiliates was used in whole or in part (“Proprietary Information”).

During and after the Term, the Employee will not disclose any such Proprietary Information to any third party without prior written consent of the Employer except for Proprietary Information which becomes publicly known through no wrongful act of the Employee. All rights in and to all Proprietary Information shall be owned solely and exclusively by the Employer. Proprietary Information shall include, without limitation, any and all patent, trademark, copyright, trade secret and other proprietary rights of any kind whatsoever, any and all works in any medium whatsoever that refer to, relate to, incorporate, include, analyze or utilize such Proprietary Information, including, but not limited to, improvements and modifications thereto and derivations therefrom. To the extent necessary to vest such sole and exclusive ownership in the Employer, the Employee hereby irrevocably assigns to the Employer (and, as applicable, its successors and assigns) any and all rights in and to such Proprietary Information. Notwithstanding the foregoing, to the extent required by Section 2870 of the CLC, this Section 4a.(i) shall not require the Employee to assign, or offer to assign, any invention that the employee developed entirely on his own time without using the Employer’s equipment, supplies, facilities or trade-secret information except for those inventions that either (A) relate at the time of conception or reduction to practice of the invention to the Employer’s business, or actual or demonstrable anticipated research or development of the Employer, or (B) results from any work performed by the Employee for the Employer.

The Employee agrees to sign, execute and acknowledge, or cause to be signed, executed or acknowledged, without cost to the Employer, any and all documents and to perform such acts as may be considered necessary, useful or convenient by the Employer for the purpose of obtaining, perfecting, recording, renewing or enforcing title to the Proprietary Information by the Employer, and all rights therein. The Employee hereby grants all such royalty-free, perpetual and assignable licenses to the Employer as may be necessary for the Employer to use, sell, reproduce, modify and otherwise exercise control over the Proprietary Information for any purpose whatsoever, without any obligation of accounting or payment of royalties or other compensation to the Employee or to any third party. Proprietary Information may be used by the Employee only in connection with performing the Employee’s responsibilities under this Agreement. Upon termination of the Employee’s employment, the Employee shall no longer use Proprietary Information for any purpose whatsoever.

(ii) During and after the Term, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Employer and its affiliates, all confidential matters relating to the Employer’s Business and the business of Employer and its affiliates, learned by the Employee heretofore or hereafter, directly or indirectly, from the Employer and its affiliates (the “Confidential Employer Information”), including, without limitation, information with respect to (A) sales figures of the Employer or its affiliates, (B) profit or loss figures of the Employer or its affiliates, (C) customers, clients, suppliers and customer lists and lists of the employees of the Employer and its affiliates and (D) software now or hereafter sold or licensed by the Employer, whether or not developed by the Employer or its affiliates or by the Employee in connection with his employment, and any source code to such software or other related asset to which the Employer or its affiliates has any proprietary rights; and shall not disclose such Confidential Employer Information to anyone outside of the Employer except with the Employer’s express written consent and except for Confidential Employer Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

b. During the Term, the Employee shall not, without the Employer’s prior written consent:

(i) solicit or encourage to leave the employment or other service of the Employer or its affiliates, any employee or independent contractor thereof or hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who has left the employment or other service of the Employer or its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Employer and its affiliates; or

(ii) whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Employer’s, or any of its affiliates’ relationship with, or endeavor to entice away from the Employer or its affiliates, any person who during the Term is or was a customer or client of the Employer or its affiliates.

c. For a one-year period immediately following the termination of Employee’s employment pursuant to Sections 5(a), 5(b), 5(c) or 5(e), below, the Employee shall not, without the Employer’s prior written consent:

(i) solicit or encourage to leave the employment or other service of the Employer or its affiliates, any employee or independent contractor thereof or hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who has left the employment or other service of the Employer or its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Employer and its affiliates; or

(ii) whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Employer’s or any of its affiliates’ relationship with, or endeavor to entice away from the Employer or its affiliates, any person who during the term of Employee’s employment or the one-year period following the expiration of the term of Employee’s employment is or was a customer or client of the Employer or its affiliates.

d. All visually perceptible or machine-readable documents and things which consist of, include, or refer or relate to Proprietary Information, and any other memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Employee or made available to him concerning the business of the Employer or its affiliates, (i) shall at all times be the property of the Employer, and (ii) upon the Employee’s termination of employment, shall be returned to the Employer.

e. Employee acknowledges that Employer will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of a breach of Employee’s obligations under this Section. The parties agree that Employer shall be entitled (without limitation of any other rights or remedies available to it) to obtain an injunction or other equitable relief from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach.

5.	TERMINATION OF AGREEMENT.

a. Termination for Death, Disability or Cause. During the term of this Agreement, Employer may terminate this Agreement and Employee’s employment in any one of the following ways:

(1) Death. Automatically, upon the death of the Employee, in the event the Employee’s employment is terminated due to his death, Employer shall pay to the Employee’s legal representatives or named beneficiaries (as the Employee may designate from time to time in a notice to Employer) a lump sum payment in an amount equal to the sum of (i) twenty-four (24) months of the Employee’s then present base salary, and (ii) an amount equal to the pro-rata portion of the target bonus which the Employee would have been paid for his performance for the fiscal year in which his death occurs, but in no event less than six (6) months of the then-current base salary, and such payments shall be made upon the sixtieth (60) day following the death of Employee. Additionally, Employee’s legal representatives or named beneficiaries shall receive continued tax equalization benefits under Fabrinet’s expatriate policy, as in effect on the termination date of Employee’s employment, as set forth in Section 5(d)(5) below.

(2) Disability. Automatically, upon Employee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (a “Disability”), Employee shall be eligible to receive a lump sum payment payable on the sixtieth (60) day following the date on which Employee incurs a Disability of an amount equal to twenty-four (24) months of the Employee’s then present base salary. Upon Employee receiving the payment described under this Section 5(a)(2), all obligations of the Employer hereunder shall thereupon cease. Additionally, Employee shall receive continued tax equalization benefits under Fabrinet’s expatriate policy, as in effect on the date of Employee’s Disability, as set forth in Section 5(d)(5) below.

(3) Good Cause. Employer may terminate this Agreement at any time ten (10) days after delivery of written notice to Employee for good cause, which shall be limited to the following:

(i) commission of any felony or any crime involving moral turpitude;

(ii) willful breach of Employee’s duties to Employer, including but not limited to theft from Employer and failure to fully disclose personal pecuniary interest in a transaction involving Employer.

(iii) engaging in (A) willful misconduct; (B) willful or gross neglect; (C) fraud; (D) misappropriation; or (E) embezzlement, in each case in the performance of his duties hereunder or otherwise.

b. Without Cause.

(1) At any time during the term of this Agreement, Employee may, without cause, terminate this Agreement and Employee’s employment, effective ninety (90) days after written notice is provided to Employer at which time, subject to payment of amounts due and owing to Employee pursuant to Section 5(d), all obligations of the Employer hereunder shall cease.

(2) Employee’s employment may be terminated by Employer without cause (and not as the result of death or Disability) during the term of this Agreement. In the event Employer terminates Employee’s employment without cause prior to the Transition Date (as defined below), pursuant to this Section 5(b)(2), Employee shall (A) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to the sum of (i) twenty-four (24) months of Employee’s then present base salary, and (ii) any earned but unpaid bonus as of the termination date of Employee’s employment; (B) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to two times Employee’s cost of COBRA coverage for twelve (12) months under the Fabrinet health plans then in effect for you and your covered dependents; and (C) receive continued tax equalization benefits under Fabrinet’s expatriate policy, as in effect on the termination date of Employee’s employment, as set forth in Section 5(d)(5) below.

c. For Good Reason. In addition to Employee’s other rights set forth in this Agreement, prior to the Transition Date (as defined below) Employee may terminate this Agreement at any time thirty (30) days after delivery of notice to the Board for “good reason,” which shall be (i) a material diminution during the term of this Agreement in Employee’s office, duties or responsibilities (including following any change in control of Employer) or (ii) a material breach by Employer of this Agreement. Notwithstanding the foregoing, Employee may not terminate this Agreement for good reason without providing (x) reasonable written notice to the Board setting forth the reasons for Employee’s intention to terminate for good reason within ninety (90) days of the initial existence of the good reason condition, (y) an opportunity for the Board to meet with Employee, together with legal counsel, and an opportunity by the Board to cure such reason within thirty (30) days after receipt of such notice, and (z) delivery by Employee to the Board of a notice of termination for good reason setting forth the reasons for such termination at which time, subject to Section 5(d), all obligations of the Employer hereunder shall cease. Should Employee terminate his employment with Employer pursuant to this Section 5(c) prior to the Transition Date (as defined below), Employee shall (A) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to the sum of (i) twenty-four (24) months of Employee’s then present base salary, and (ii) any earned but unpaid bonus as of the termination date of Employee’s employment; (B) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to two times Employee’s cost of COBRA coverage for twelve (12) months under the Fabrinet health plans then in effect for you and your covered dependents; and (C) receive continued tax equalization benefits under Fabrinet’s expatriate policy, as in effect on the termination date of Employee’s employment, as set forth in Section 5(d)(5) below.

d. Consequences of Termination.

(1) Upon termination of this Agreement for any reason provided in Sections 5(a), 5(b) or 5(c) above or in Section 5(e) below, Employer shall pay promptly to Employee all compensation earned and all benefits and reimbursements due through the effective date of termination. Any additional payments or benefits due to Employee under Sections 5(a)(2), 5(b) or 5(c) above, in Section 5(d)(3) (unless the benefit under Section 5(d)(3) is triggered on account of Employee’s death) or in Section 5(e) below shall be conditioned upon Employee’s execution of a general release of claims in such form as provided by Fabrinet within five (5) calendar days following the termination date of this Agreement that becomes irrevocable within sixty (60) days following the termination date of this Agreement. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the termination date of this Agreement. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date of this Agreement, and any payments made thereafter shall continue as provided herein. The delayed payments or benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination date of this Agreement. All other rights and obligations of Employer and Employee under this Agreement shall cease as of the effective date of termination, except that Employer’s obligations under Section 3(e) hereof and Employee’s obligations under Section 4 hereof shall survive any termination or expiration of this Agreement.

(2) In the event of any termination of Employee’s employment for any reason, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due to Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain. Any amounts due under this Section 5 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

(3) Notwithstanding any statement contained in this Agreement to the contrary, upon a termination upon death of the Employee under Section 5(a)(1), upon the Employee’s Disability under Section 5(a)(2), by the Employer without cause under Section 5(b)(2), by the Employee for Good Reason under Section 5(c), or by Employee on account of his termination of employment under Section 5(e): (x) any options or rights to purchase securities of Employer shall immediately vest and remain exercisable until the earlier of (1) the four (4) year anniversary of the termination of Employee, (or in the event of Employee’s Disability, the four (4) year anniversary of the date on which Employee incurs a Disability) or (2) the date in which the options or rights to purchase securities of Employer otherwise would have expired in accordance with its terms, and (y) the Employee shall become 100% vested immediately prior to the Employee’s termination date (or in the event of Employee’s Disability, immediately prior to the date on which Employee incurs a Disability) in any outstanding restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted to the Employee by Fabrinet, which have not previously fully vested.

(4) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

(5) In addition, if Fabrinet retains its securities on a stock exchange and remains a public company prior to any termination of Employee’s employment, and at the time of such termination it is determined that Employee is a “specified employee” within the meaning of Section 409A, the severance payable to Employee, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”)

that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Section. In addition, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Section. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except to the extent any expense or reimbursement under this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement under this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Employer policies and procedures regarding such reimbursement of expenses. For purposes of this Agreement, any tax equalization benefits under Fabrinet’s expatriate policy, shall be provided for the calendar year in which the termination date of Employee’s employment occurs, and the following calendar year, with such benefits being payable as soon as practicable following the year the compensation subject to the tax equalization payment relates was paid, and in no event later than the end of Employee’s second taxable year beginning after Employee’s taxable year in which Employee’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, Employee’s second taxable year beginning after the latest such taxable year in which Employee’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties to this Agreement agree to work together in good faith to consider amendments to this Agreement, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

e. Transition Date Termination. Should Employee terminate this Agreement and Employee’s employment with Employer on February 20, 2022 (the “Transition Date”) or within ten (10) calendar days after the Transition Date, Employee shall (A) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to the sum of (i) the product of one month’s base salary then in effect multiplied by the total number of full and fractional years of Employee’s employment with

Fabrinet or Fabrinet’s subsidiaries as of the termination date of Employee’s employment, and (ii) any earned but unpaid bonus as of the termination date of Employee’s employment; (B) be eligible to receive a lump sum payment payable on the sixtieth (60) day following the termination date of Employee’s employment equal to two times Employee’s cost of COBRA coverage for twelve months under the Fabrinet health plans then in effect for Employee and Employee’s covered dependents; and (C) receive continued tax equalization benefits under Fabrinet’s expatriate policy, as in effect on the termination date of Employee’s employment, as set forth in Section 5(d)(5) above (collectively, the “Retention Benefits”). Except as otherwise provided in this Agreement, in the event Employee’s employment is terminated prior to the Transition Date or more than ten (10) calendar days after the Transition Date, neither the Retention Benefits, nor the benefits available under Section 5(d)(3) hereof on account of Employee’s termination of employment under this Section 5(e), shall be due, owed, or paid to Employee. Prior to the Transition Date, the Employee shall use the Employee’s best efforts to recruit and train a successor so that a successor to the Employee’s position assumes the Employee’s position that is satisfactory to the Board upon or prior to the Transition Date.

6.	PROVISIONS OF GENERAL APPLICATION.

a. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendment to this agreement may be made except by a writing signed by both parties and approved by the Board.

b. Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with, and governed by, the laws of the State of California, and the correct venue for purposes of any proceeding brought to enforce or interpret the provisions of this Agreement shall be deemed to be the County of Santa Clara, State of California.

c. Notices. Any notice to Employer required or permitted under this Agreement shall be given in writing to:

(1) Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to the Employer’s principal place of business;

(2) H&Q Asia Pacific Limited, One Bush Street, San Francisco, California 94104, U.S.A; and

(3) H&Q (Thailand) Limited, Suite 1207, 12th Floor, Sathorn City Tower, 175 South Sathorn Road, Sathorn, Bangkok 10500, Thailand.

Any such notice to Employee shall be given in writing, and if mailed, shall be addressed to Employee at his home address then shown in Employer’s records. For purposes of determining any time limit in this Agreement, a notice shall be deemed to have been duly given (i) on the date of service, if served personally, or (ii) on the second business day after mailing.

d. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

e. No Assignment. Neither party may transfer the rights or delegate the duties provided for under the terms of this Agreement without the prior written consent of the other party.

f. Binding Effect. This Agreement shall inure to the benefit of, and the obligations hereunder shall continue to be binding upon, the parties respective successors, assigns, heirs, and personal representatives.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

h. Enforceability; Jurisdictions. The Employer and the Employee intend to and hereby confer jurisdiction to enforce the covenants specified in Section 4 of this Agreement (the “Covenants”) upon the courts of any jurisdiction within the geographical scope of the Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Employer and the Employee that such determination not bar or in any way affect the Employer’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

i. Breach of Agreement. Employee hereby agrees and acknowledges that as of May 25, 2015, the Employer has not in any way breached any provision of this Agreement.

j. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Fabrinet hereunder to Employee or Employee’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Fabrinet may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, Fabrinet may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

IN WITNESS WHEREOF, this Agreement has been executed on May 25, 2015 and is effective as of the date first set forth above.

EMPLOYER:

FABRINET (CAYMAN), a Cayman Islands corporation

By:	/s/ Frank Levinson
Frank Levinson, Chairman of the Compensation Committee of the Board of Directors

EMPLOYEE:

/s/ David T. Mitchell
David T. Mitchell